Exhibit 10.9
A. SCHULMAN, INC.
AMENDED AND RESTATED
2006 INCENTIVE PLAN
INSTRUCTIONS FOR COMPLETING 2011 PERFORMANCE UNIT
AWARD AGREEMENT (TSR) FOR FOREIGN EMPLOYEES
Code Sheet
The following codes are used in this Award Agreement and should be replaced using your computer’s “Replace” function.
VTA Grantee’s name (all capital letters)
JANUARY 12, 2011 Grant Date (all capital letters)
January 12, 2011 Grant Date (initial capital letters only)
Rand Torgler Person to contact for more information
(330) 668-7224 Contact’s telephone number, including area code
March 21, 2011 Date that is 30 days after the Grant Date (initial capital letters only)
Vtf Maximum Number of Performance Units granted (insert only the number in Arabic numerals)
3550 West Market Street Contact’s street address
Akron OH 44333 Contact’s city, state and zip code

A. SCHULMAN, INC.
AMENDED AND RESTATED
2006 INCENTIVE PLAN
2011 PERFORMANCE UNIT AWARD AGREEMENT (TSR) GRANTED TO
VTA on JANUARY 12, 2011
A. Schulman, Inc. (“Company”) believes that its business interests are best served by extending to you an opportunity to earn additional compensation based on the growth of the Company’s business. To this end, the Company adopted, and its stockholders approved, the A. Schulman, Inc. Amended and Restated 2006 Incentive Plan (“Plan”) as a means through which employees like you may share in the Company’s success. Capitalized terms that are not defined herein shall have the same meanings as in the Plan.
This Award Agreement describes many features of your Award and the terms and conditions of your Award. To ensure you fully understand these terms and conditions, you should:
•	Read the Plan carefully to ensure you understand how the Plan works;
•	Read this Award Agreement carefully to ensure you understand the nature of your Award and what you must do to earn it; and

•	Contact Rand Torgler at (330) 668-7224 if you have any questions about your Award.
Also, no later than March 21, 2011, you must return a signed copy of the Award Agreement to:
Rand Torgler
A. Schulman, Inc.
3550 West Market Street
Akron OH 44333
1.
Nature of Your Award. The terms and conditions affecting your Award are described in this Award Agreement and the Plan, both of which you should read carefully. If the terms and conditions are satisfied, your Performance Units will vest and be settled in Shares as described in this Award Agreement. For purposes of this Award Agreement, each whole Performance Unit represents the right to receive one full Share.

a.	Grant Date: January 12, 2011.
b.	Number of Performance Units: You have been granted Vtf Performance Units, subject to the terms and conditions of this Award Agreement and the Plan.
2.
When Your Award Will Vest. Your Performance Units will vest or will be forfeited depending on whether or not the terms and conditions described in this Award Agreement and in the Plan are satisfied. For purposes of this Award Agreement, the “Performance Period” is the period beginning on the Grant Date and ending on the third anniversary thereof (the “Normal Vesting Date”).

a.
Normal Vesting Date: Except as otherwise provided in this Award Agreement, your Performance Units normally will vest on the Normal Vesting Date and between 0% and 100% of the number of your Performance Units may actually vest.

The number of Performance Units that will vest on the Normal Vesting Date will be determined by reference to both: (i) whether the Company’s Total Shareholder Return is positive or negative during the Performance Period; and (ii) the relative performance of the Company’s Total Shareholder Return as compared to the Peer Group Companies during the Performance Period. The number of Performance Units that will vest on the Normal Vesting Date will equal the number of Performance Units, multiplied by the applicable percentage as set forth in the tables below.

Relative Performance of Total Shareholder	Negative Total Shareholder
Return to Peer Group Companies	Return
Less than Peers’ 50th Percentile	0%
Equal to Peers’ 50th Percentile	25%
Equal to or Greater than Peers’ 75th Percentile	50%

Relative Performance of Total Shareholder Return to Peer Group Companies	Positive Total Shareholder Return
Less than Peers’ 25th Percentile	0%
Equal to Peers’ 50th Percentile	50%
Equal to or Greater than Peers’ 75th Percentile	100%

If the Company’s Total Shareholder Return is between two percentages, the number of Performance Units that vest will be interpolated by the Company. Notwithstanding the foregoing, any Performance Units that do not vest as of the Normal Vesting Date shall be forfeited.

As used in this Award Agreement:
(A)
“Total Shareholder Return” for the Performance Period is calculated by first taking the theoretical value of $100 invested in the Shares at the 30-day average price of the Shares as of the Grant Date (i.e., the average daily closing price over the 30-day period preceding the Grant Date) and the theoretical value of $100 invested with each of the Peer Group Companies using the same 30-day average methodology as of the Grant Date. On the Normal Vesting Date, the value of the Shares (using the average daily closing price over the 30 days preceding the Normal Vesting Date and assuming all dividends are reinvested) is compared with the value of each of the Peer Group Companies (using the same 30-day average methodology as of the Normal Vesting Date and again assuming that all dividends are reinvested).

(B)	“Peer Group Companies” means the peer group companies in the S&P Specialty Chemicals Index.

b.	Change in Control. Notwithstanding the foregoing, your Award will immediately vest if there is a Change in Control.
3.	How Your Termination of Employment Will Affect Your Award: You may forfeit your Award if you Terminate before the Normal Vesting Date, although this will depend on why you Terminate.
a.
Termination Due to Death, Disability or Retirement. If you Terminate because of (i) death, (ii) Disability or (iii) after qualifying for Retirement if the Committee agrees to treat your Termination as a Retirement, you will vest in a prorated number of your Performance Units granted through this Award Agreement but only if the performance criteria described above are actually met at the Normal Vesting Date. If they are not, all of your Performance Units will be forfeited. If those performance criteria are met, you will vest in a number of Performance Units equal to:

Number of Performance Units that would have vested if you had not Terminated before the Normal Vesting Date	x	the number of whole months between the Grant Date and your Termination date 36
If the performance criteria set forth in Section 2(a) are not satisfied at the Normal Vesting Date, all of your Performance Units will be forfeited.
b.	Termination for Any Reason Other Than Due to Death, Disability or Retirement. If you Terminate for any reason other than specified in Section 3(a), all of the Performance Units will be forfeited.
4.
Settling Your Award. If all applicable terms and conditions have been met, you will receive the one whole Share in settlement for each vested Performance Unit. Your vested Performance Units will be settled as soon as administratively feasible, but no later than 60 days, after the Normal Vesting Date. Any fractional Performance Units will be settled in cash based on the Fair Market Value of a Share on the settlement date.

5.	Other Rules Affecting Your Award
a.	Rights During the Performance Period:
(i)	Voting Rights. During the Performance Period, you will have no voting rights with respect to the Performance Units.
(ii)
Dividend Equivalent Rights. You shall be granted dividend equivalent rights entitling you to a payment equal to the amount of any cash dividends that are declared and paid during the Performance Period with respect to one-half of your Performance Units (the “Target Award”), subject to the terms and conditions of the Plan and this Award Agreement. Your dividend equivalent rights shall be subject to the same terms and conditions as the related Performance Units and shall vest and be settled in cash if, when and to the extent the related Performance Units vest and are settled. In the event a Performance Units is forfeited under this Award Agreement, the related dividend equivalent rights will also be forfeited.

b.
Beneficiary Designation: You may name a beneficiary or beneficiaries to receive any portion of your Award and any other right under the Plan that is unsettled at your death. To do so, you must complete a beneficiary designation form by contacting Rand Torgler at (330) 668-7224 or the address below. If you previously completed a valid beneficiary designation form, such form shall apply to the Award until changed or revoked. If you die without completing a beneficiary designation form or if you do not complete that form correctly, your beneficiary will be your surviving spouse or, if you do not have a surviving spouse, your estate.

c.
Tax Withholding: Applicable withholding taxes must be withheld with respect to your Award. These taxes may be paid in one (or a combination) of several ways. They are: (i) by the Company withholding this amount from other amounts owed to you (e.g., from your salary); (ii) by the Company withholding all or a portion of any cash amount owed to you with respect to your vested dividend equivalent rights that are to be distributed to you; (iii) by giving the Company a check (payable to “A. Schulman, Inc.”) in an amount equal to the taxes that must be withheld; or (iv) by having the Company withhold a portion of the Shares that otherwise would be distributed to you upon settlement of the Performance Units. The number of Shares withheld will have a fair market value equal to the taxes that must be withheld.

You must choose the approach you prefer before the Performance Units are settled, although the Company may reject your preferred method for any reason (or for no reason). If this happens, the Company will specify (from among the alternatives just listed) how these taxes are to be paid.

If you do not choose a method within 30 days of the Normal Vesting Date, the Company will withhold either through payroll practices or a portion of the Shares that otherwise would be distributed to you upon settlement of the Performance Units. The number of Shares withheld will have a fair market value equal to the taxes that must be withheld and the balance of the Shares will be distributed to you.

d.
Transferring Your Award: Normally, your Award may not be transferred to another person. However, as described above, you may complete a beneficiary designation form to name the person to receive any portion of your Award that is settled after you die. Also, the Committee may allow you to transfer your Performance Units to certain Permissible Transferees, including a trust established for your benefit or the benefit of your family. Contact Rand Torgler at the address or number given below if you are interested in doing this.

e.
Governing Law: This Award Agreement will be construed in accordance with and governed by the laws (other than laws governing conflicts of laws) of the State of Ohio, except to the extent that the Delaware General Corporation Law is mandatorily applicable.

f.
Other Agreements: Also, your Award will be subject to the terms of any other written agreements between you and the Company or a Related Entity to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement.

g.
Adjustments to Your Award: Subject to the terms of the Plan, your Award will be adjusted, if appropriate, to reflect any change to the Company’s capital structure (e.g., the number of your Performance Units will be adjusted to reflect a stock split, a stock dividend, recapitalization, including an extraordinary dividend, merger consolidation combination, spin-off, distribution of assets to stockholders, exchange of Shares or other similar corporate change affecting Shares).

h.	Other Rules: Your Award also is subject to more rules described in the Plan. You should read the Plan carefully to ensure you fully understand all the terms and conditions of this Award.
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You may contact Rand Torgler at the address or number given below if you have any questions about your Award or this Award Agreement.
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Your Acknowledgment of Award Conditions
Note: You must sign and return a copy of this Award Agreement to Rand Torgler at the address given below no later than March 21, 2011.
By signing below, I acknowledge and agree that:
•	A copy of the Plan has been made available to me;
•	I understand and accept the conditions placed on my Award;

•
I will consent (in my own behalf and in behalf of my beneficiaries and without any further consideration) to any change to my Award or this Award Agreement to avoid paying penalties under Section 409A of the Code, even if those changes affect the terms of my Award and reduce its value or potential value; and

•	I must return a signed copy of this Award Agreement to the address shown below by March 21, 2011.

VTA	A. SCHULMAN, INC.

By:
(signature)

Date signed:	Date signed:

A signed copy of this Award Agreement must be sent to the following address no later than March 21, 2011:
Rand Torgler
A. Schulman, Inc.
3550 West Market Street
Akron OH 44333
(330) 668-7224